Exhibit 10.4

SUMMARY OF SUPPLEMENTAL PENSION PLAN OF PHILIP MORRIS IN SWITZERLAND

Supplemental Pension Plan of Philip Morris in Switzerland
Plan Summary

Overview:
The supplemental plan is a non-qualified plan that provides retirement, disability and death benefits to executives whose benefits would otherwise be limited by the compensation cap under the Swiss social security legislation. The purpose of this plan is to provide an employee with the same benefits the employee would have been entitled to receive from the Philip Morris Pension Fund in Switzerland (Main plan and IC pension plan) without taking into consideration the cap, and it is not intended to otherwise increase the benefits promised under the Pension Fund.

Eligible population:
Swiss-based employees either in salary band D or above or with Main plan pensionable earnings in excess of the salary limit described in article 79c of the Federal Law on Occupational Retirement, Survivors’ and Disability Pension Plans (LPP), currently CHF 842’400.- per year.

Benefits:
Benefits from the supplemental plan are generally equal to:
- the benefits from the Pension Fund without taking into account the salary cap
- less the benefits entitlement from the Pension Fund
- less the unpaid personal contribution due to the salary cap.

Employee contribution:	None.

Company contribution:	100% funded by the company under a non-qualified trust arrangement (separate legal entity).

Time and form of payment:
Lump sum payment, generally at retirement, disability, death or termination of employment, if the plan’s Board of Trustees determines in its sole discretion that the employee is entitled to benefits from the supplemental plan.

Tax impact:	Benefits are taxable to the employee and subject to social security deductions upon distribution. Tax and social security gross-up will be applied.